                                                                   EXHIBIT 10.43

                                CREDIT AGREEMENT

                           Dated as of March 22, 2000

                                     among

               GENERAL MOTORS ACCEPTANCE CORPORATION, as Lender,

                                      and

                            CAPITAL AUTOMOTIVE, LP,

                                      and

                 CERTAIN REAL ESTATE SUBSIDIARIES, as Borrowers

                               TABLE OF CONTENTS

                                                                                           Page
ARTICLE I - Definitions                                                                     1
         Section 1.01      Definitions                                                      1
         Section 1.02      Certain UCC and Accounting Terms                                 6

ARTICLE II - Amount and Terms of the Mortgage Loans                                         7
         Section 2.01      Mortgage Loans                                                   7
         Section 2.02      Notes                                                            7
         Section 2.03      Making the Mortgage Loans                                        8
         Section 2.04      Extension, Termination and Reduction of the Credit Commitment    8
         Section 2.05      Payment, Interest Rate; Default Rate                             8
         Section 2.06      Payment on Non-Business Days                                     9
         Section 2.07      Inability to Ascertain the LIBOR Rate                            9
         Section 2.08      Use of Proceeds                                                  9
         Section 2.09      Effect of Full Payment                                           9

ARTICLE III - Conditions of Lending                                                         9
         Section 3.01      Conditions Precedent to the Advance of each Loan                 9
         Section 3.02      Conditions Precedent to All Loans                                12

ARTICLE IV - Representations and Warranties                                                 12
         Section 4.01      Capacity and Power                                               12
         Section 4.02      Authorization of Borrowing:  No Conflict as to Law or
                           Agreements                                                       12
         Section 4.03      Legal Agreements                                                 13
         Section 4.04      Subsidiaries                                                     13
         Section 4.05      Financial Condition                                              13
         Section 4.06      Adverse Change                                                   13
         Section 4.07      Litigation                                                       13
         Section 4.08      Taxes                                                            13
         Section 4.09      Titles and Liens                                                 13
         Section 4.10      Real Property Collateral Documents                               13
         Section 4.11      Other Security Interests                                         14
         Section 4.12      Compliance with Laws                                             14
         Section 4.13      Other Agreements                                                 14
         Section 4.14      Year 2000 Compliance                                             14
         Section 4.15      Solvency                                                         14
         Section 4.16      Accuracy of Information                                          14
         Section 4.17      Wetlands                                                         14
         Section 4.18      Environmental Matters                                            15

ARTICLE V - Affirmative Covenants                                                           16

         Section 5.01      Financial Statements                                             16
         Section 5.02      Books and Records; Inspection and Examination                    18
         Section 5.03      Compliance with Laws                                             18
         Section 5.04      Payment of Taxes and Other Claims                                18
         Section 5.05      Maintenance of Properties                                        18
         Section 5.06      Insurance                                                        18
         Section 5.07      Restoration Following Casualty                                   21
         Section 5.08      Application of Proceeds                                          22
         Section 5.09      Financial Covenants.                                             23
         Section 5.10      Use of Mortgaged Property                                        23
         Section 5.11      Condemnation--General                                            23
         Section 5.12      Rebuilding, Restoration and Repair                               23

ARTICLE VI - Negative Covenants                                                             25
         Section 6.01      Consolidation and Merger                                         25
         Section 6.02      Restrictions on Further Encumbrances or
                           Indebtedness on Real Estate                                      26
         Section 6.03      Management Fees                                                  26

ARTICLE VII - Events of Default, Rights and Remedies                                        26
         Section 7.01      Events of Default                                                26
         Section 7.02      Rights and Remedies                                              27

ARTICLE VIII - Miscellaneous                                                                28
         Section 8.01      No Waiver; Cumulative Remedies                                   28
         Section 8.02      Amendments, Etc.                                                 28
         Section 8.03      Addresses for Notices, Etc.                                      28
         Section 8.04      Costs and Expenses                                               30
         Section 8.05      Execution in Counterparts                                        30
         Section 8.06      Binding Effect; Assignment                                       30
         Section 8.07      Governing Law                                                    30
         Section 8.08      Severability of Provisions                                       30
         Section 8.09      Headings                                                         30
         Section 8.10      Venue and Waiver of Jury Trial                                   30
         Section 8.11      Indemnification by Borrowers                                     31
         Section 8.12      Joint and Several Liability                                      31
         Section 8.13      Reimbursement Among Borrowers                                    31
         Section 8.14      Appointment of Capital as Representative                         32


EXHIBITS:
---------
Exhibit A         Form of Mortgage Note
Exhibit B         Form of Joinder Agreement
Exhibit C         Form of Subordination Agreement

Exhibit D         Form of Opinion of Borrower's Counsel

SCHEDULES:
----------
Schedule 4.04     Subsidiaries
Schedule 4.18     Environmental Matters

                                CREDIT AGREEMENT

         This Credit Agreement (this "Credit Agreement") is made and entered into as of March 22, 2000 by and among Capital Automotive, LP, a Delaware limited partnership ("Capital"), and certain subsidiaries of Capital from time to time party hereto (collectively, the "Real Estate Subsidiaries") (Capital and its Real Estate Subsidiaries are collectively referred to as the "Borrowers"), jointly and severally; and General Motors Acceptance Corporation, a Delaware corporation ("GMAC").

                              W I T N E S S E T H:

         WHEREAS, Borrowers desire GMAC to provide certain extensions of credit, loans or other financial accommodations to Borrowers for the purchase of certain real property from time to time in a maximum aggregate principal amount not to exceed One Hundred Million and no/100 Dollars ($100,000,000) (the "Financial Accommodations"); and

         WHEREAS, GMAC is willing to provide the Financial Accommodations to Borrowers, but solely on the terms and subject to the conditions set forth in this Credit Agreement and the other documents, instruments and agreements executed and delivered pursuant to this Credit Agreement or referenced herein.

         NOW, THEREFORE, in consideration of the Financial Accommodations, the mutual promises and understandings of GMAC and the Borrowers set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, GMAC and the Borrowers hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         SECTION 1.01 DEFINITIONS . The following words, terms and/or phrases shall have the meanings set forth thereafter and such meanings shall be applicable to the singular and plural form thereof, giving effect to the numerical difference.

         "Affiliate" means any Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with any other Person or one or more Affiliates, (b) that directly or beneficially owns or holds 20% or more of any equity interest in any other Person or one or more Affiliates or (c) 20% or more of whose voting stock (or in the case of a person that is not a corporation, 20% or more of any equity interest) is owned directly or beneficially or held by any other Person or one or more Affiliates. For purposes of this definition and this Agreement, the term "control" shall mean, directly or indirectly, the power to direct or cause the direction of the management or policies of a Person, whether through ownership interest or otherwise, including without limitation the power to elect or appoint, directly or indirectly, a majority of the members of its governing board or body.

         "Borrowers' Liabilities" means all obligations and liabilities of Borrowers in the aggregate to GMAC (including, without limitation, all debts, claims, reimbursement obligations and indebtedness) whether primary, secondary, direct, contingent, fixed or otherwise, theretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under this Agreement or the Other Agreements, or by oral agreement or operation of law or otherwise.

         "Business Day" means any day on which GMAC is open for the transaction of business in Detroit, Michigan other than a Saturday or Sunday.

         "CARS" means Capital Automotive REIT, a Maryland real estate investment trust.

         "Credit Commitment" means One Hundred Million Dollars ($100,000,000) unless said amount is reduced in accordance with Section 2.04, in which event it means the amount to which said amount is reduced.

         "Debt Service Coverage Ratio" means, at each year end, the ratio expressed as a fraction, the numerator of which is consolidated EBITDA before minority interest of CARS and the denominator of which is the scheduled principal paid during such year plus interest expense during the year.

         "Debt to Total Assets Ratio" means, at each year end, the ratio expressed as a fraction, the numerator of which is the consolidated long-term Indebtedness (less payments due within one year) of CARS and the denominator of which is Total Assets plus accumulated depreciation and amortization (less goodwill) reflected on CARS' audited financial statements.

         "EBITDA" means, for any period, operating income for CARS (determined on a consolidated basis without duplication in accordance with GAAP) for such period (calculated before taxes, interest expense, depreciation and amortization) excluding any extraordinary or unusual gains or losses during such period.

         "Environmental Assessment" has the meaning set forth in Section
3.01(i).

         "Environmental Laws" means any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, environmental matters or conditions, environmental protection or conservation, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other "Superfund" or "Superlien" law.

         "Event of Default" has the meaning specified in Section 7.01.

         "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

         "Hazardous Material" means any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material (including, without limitation, petroleum products, asbestos-containing materials and lead), the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

         "Indebtedness" means all of a Person's liabilities, obligations and indebtedness to any Person of any and every kind and nature, whether primary, secondary, direct, indirect, absolute, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, by operation of law or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, and (vi) liabilities in respect of unfunded vested benefits under plans and multiemployer plans covered by Title IV of ERISA.

         "Interest Rate" shall have the meaning specified in Section 2.05.

         "Leases" means any and all leases, licenses, concessions or other agreements (written or verbal, now or hereafter in effect) through which Borrowers directly or indirectly grant a possessory interest in and to, or the right to occupy and use, all or any portion of the Mortgaged Property that constitutes real property, together with any renewals or extensions thereof and all leases, subleases, licenses, concessions or other agreements in substitution therefor.

         "LIBOR Rate" means, with respect to any Loan, a rate per annum equal to the offered rate for 30-day deposits in Dollars for each day of a monthly billing period that appears on Telerate Page 3750 as of approximately 11:00 A.M. (London time). "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace page 3750 on that service or such other service as may be nominated by the British Lenders' Association as the information vendor for the purpose of displaying British Lenders' Association Interest Settlement Rates for Dollar deposits). The LIBOR Rate applicable to any day on which no rate so appears or is published will be the rate last quoted prior to such day.

         "Lien" means, with respect to any asset of any Borrower, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code in effect in any jurisdiction).

         "Loan" or "Loans" means and includes all Mortgage Loans issued under the Credit Commitment.

         "Maturity Date" means March 21, 2001, unless otherwise extended in accordance with Section 2.04.

         "Maximum Advance Rate" has the meaning specified in Section 2.01.

         "Mortgage" means each Deed of Trust, Mortgage, Leasehold Mortgage, Leasehold Deed of Trust, Security Agreement, Fixture Filing, Assignment of Leases and Rents and Financing Statement executed by any Borrower from time to time in favor of GMAC, as each may be amended, modified or supplemented from time to time.

         "Mortgage Loans" means and includes all Loans made under the Credit Commitment, unless the context in which such term is used shall otherwise require.

         "Mortgage Notes" has the meaning specified in Section 2.02.

         "Mortgaged Property" means each parcel of real property which is financed by GMAC using proceeds of the Credit Commitment.

         "Note" or "Notes" means each Mortgage Note executed in connection with the Credit Commitment.

         "Operating Documents" shall mean with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, limited partnership agreement or other applicable documents relating to the operation, governance or management of such entity.

         "Organizational Documents" shall mean with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership or other applicable organizational or charter documents relating to the creation of such entity.

         "Other Agreements" means all agreements, instruments and documents, including, without limitation, letters of credit, guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, subordination agreements, financing statements and all other written matter heretofore, now and/or from time to time hereafter executed by any Borrower relating to any Mortgage Loan and delivered to GMAC including, without limitation, each Mortgage and each Mortgage Note delivered in connection with this Agreement.

         "Person" means and includes an individual, a partnership, a joint venture, a corporation (whether or not for profit), a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity or organization.

         "Plan" means, at any time, any single-employer plan, as defined in
Section 4001(a) and subject to Title IV of ERISA, which is maintained, or at any time during the five calendar years preceding the time in question was maintained, for employees of any Borrower or any Subsidiary.

         "Prime Rate" shall mean a variable rate of interest per annum equal to the higher of (a) the rate of interest from time to time published by the Board of Governors of the Federal Reserve System as the "Bank Prime Loan" rate in Federal Reserve Statistical Release H.15(519) entitled "Selected Interest Rates" or any successor publication of the Federal Reserve System reporting the Bank Prime Loan rate or its equivalent, or (b) the Federal Funds Rate. The statistical release generally sets forth a Bank Prime Loan rate for each Business Day. In the event the Board of Governors of the Federal Reserve System ceases to publish a Bank Prime Loan rate or its equivalent, the term "Base Rate" shall mean a variable rate of interest per annum equal to the highest of the "prime rate," "reference rate," "base rate," or other similar rate published from time to time by The Wall Street Journal, Central Edition, or its successors, with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by any financial institution.

         "Reportable Event" means a "Reportable Event" described in Section
4.03 of the Employee Income Retirement Security Act of 1974, as the same may be amended from time to time, and any successor statute.

         "Representative" has the meaning specified in Section 8.14.

         "Subsidiary" shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than fifty percent (50%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrowers.

         "Total Assets" means the aggregate book value of all assets of CARS reflected on its audited financial statements for the relevant period.

         "Trustee" means First American Title Insurance Company, its successors and assigns, or the Individual Trustees (as defined in the applicable Mortgage for any Mortgaged Property), as applicable and any successor Trustee hereunder, with an address at The Phoenix Tower, 3200 Southwest Freeway, Suite 3050, Houston, Texas 77027.

         "Year 2000 Compliant" shall mean that all computer applications (including those affected by information received from its suppliers and vendors) that are material to the business and operations of each Borrower are able to perform properly date-sensitive functions involving all dates after January 1, 2000.

         SECTION 1.02 CERTAIN UCC AND ACCOUNTING TERMS. Except as otherwise defined in this Agreement or the Other Agreements, all words, terms and/or phrases used herein and therein shall be defined by the applicable definition therefor (if any) in the Uniform Commercial Code as then in effect in the State of Michigan. Notwithstanding the foregoing, any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given to them in accordance with GAAP. All financing computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied. It is the intention of the parties hereto that the priorities and agreements herein contained continue to apply after the enactment by the various States of Revised Article 9 - Secured Transactions (with conforming amendments to Articles 1, 2, 2a, 4, 5, 6, 7 and 8) to the UCC as approved by The American Law Institute in 1998 and approved and recommended for enactment in all the States by the National Conference of Commissioners for Uniform State Laws in 1998 ("Revised Article 9") and the effectiveness of Revised Article 9 in any State. After the effectiveness of Revised Article 9 in any State governing perfection and the effect of perfection or non-perfection of a security interest in any collateral, as to such State and such collateral, (i) all section references herein to, and all defined terms used herein defined in, Article 9 of the UCC as currently in effect shall be deemed to be to any corresponding Section or definition of Revised Article 9, and (ii) if any definition used herein by reference to Revised Article 9 is broader than the corresponding definition used in current Article 9 of the UCC, such broader definition will apply herein.

                                   ARTICLE II
                     AMOUNT AND TERMS OF THE MORTGAGE LOANS

         SECTION 2.01 MORTGAGE LOANS . GMAC agrees, on the terms and subject to the conditions hereinafter set forth, to make Mortgage Loans to the Borrowers from time to time until the Maturity Date for the purpose of financing the purchase of certain parcels of Mortgaged Property or the earlier date of termination in whole of the Credit Commitment pursuant to Section 7.02, in such aggregate amounts as Borrowers may from time to time request but in no event exceeding One Hundred Million Dollars ($100,000,000) at any time outstanding; provided, however, the aggregate amount of any Loan for any Mortgaged Property shall not exceed one hundred percent (100%) of the cash purchase price (excluding commissions, transaction fees and other expenses associated with such purchase) for such Mortgaged Property at any time (the "Maximum Advance Rate"). Notwithstanding the foregoing, in the event Borrowers elect not to provide GMAC with (i) a properly recorded first priority Mortgage or (ii) a Lender's Title Policy prior to GMAC's financing of any parcel of Mortgaged Property for any Loan for any Mortgaged Property, in each case as and to the extent permitted by the last paragraph of Section 3.01 below, then the Maximum Advance Rate for such parcel shall be seventy percent (70%). In either such case described in clauses (i) and (ii) of the preceding sentence, GMAC may, at its own expense, record a first priority Mortgage and/or purchase a Lender's Title Policy, as applicable, and Borrowers shall fully cooperate as deemed necessary by GMAC. Notwithstanding anything contained herein to the contrary, for each Mortgage Loan, no later than thirty (30) days after the date GMAC advances such Loan, Borrowers shall prepay the principal balance of the applicable Loan by an amount equal to the difference between (A) the applicable dollar amount of the Maximum Advance Rate for the applicable parcel of Mortgaged Property and (B) the average of the fee simple appraisal value and the leased fee appraisal value of the applicable parcel of Mortgaged Property. The Credit Commitment shall be available to Borrowers by means of individual term Loans, it being understood that Loans advanced for a particular Mortgaged Property which are repaid may not be reborrowed under each applicable Note. Each Loan made by GMAC to finance a particular parcel of Mortgaged Property hereunder shall have a maturity date which is five (5) months from the date of the original advance of the Loan for such Mortgaged Property as set forth in the applicable Note.

         SECTION 2.02      NOTES . Each Loan made by GMAC pursuant to Section
2.01 shall be evidenced by and repayable with interest in accordance with a promissory note executed, jointly and severally, by Capital and any applicable Borrower (a "Mortgage Note") payable to the order of GMAC, substantially in the form of Exhibit A attached hereto, dated the date of the Loan hereunder. Any Person that owns the Mortgaged Property shall be an "applicable" Borrower for purposes of the preceding sentence and this Agreement. The unpaid principal amount of each Loan shall bear interest and be due and payable as provided in this Agreement and each Note. The Note shall bear interest on the unpaid principal amount thereof from the date thereof until paid at the Interest Rate.

         SECTION 2.03 MAKING THE MORTGAGE LOANS . Once the conditions described in Section 3.01 below for a particular Loan have been met, such Loan shall be made on at least two (2) Business Days' prior notice from the Representative to GMAC in writing, which request shall specify and/or include, as the case may be, (i) the date of the requested Loan, (ii) the amount of such advance, (iii) the address and owner of the Mortgaged Property, (iv) the purchase price of the Mortgaged Property, (v) a copy of the contract evidencing the purchase of the Mortgaged Property and a copy of the applicable settlement statement, (vi) each of the documents specified in Section 3.01, and (vii) such other documents, certificates and opinions as GMAC may request, in each case in form and substance acceptable to GMAC. Upon fulfillment of the applicable conditions set forth in Article III, GMAC may disburse the amount of the requested Loan in such manner as GMAC and the Representative may from time to time agree.

         SECTION 2.04 EXTENSION, TERMINATION AND REDUCTION OF THE CREDIT COMMITMENT. The Credit Commitment shall automatically renew on an annual basis for periods of one (1) year unless either of GMAC or the Representative provides such other party written notice of such party's intent to not renew the Credit Commitment on or prior to ninety (90) days before the applicable Maturity Date. The Borrowers shall have the right at any time and from time to time upon three (3) business days' prior notice to GMAC to permanently terminate in whole or permanently reduce in part the Credit Commitment, without penalty or premium; provided, however, that no reduction shall reduce the Credit Commitment to an amount less than the aggregate amount of all Loans outstanding at the time with respect thereto. GMAC may also terminate the Credit Commitment as provided in Section 7.02.

         SECTION 2.05      PAYMENT, INTEREST RATE; DEFAULT RATE.

                  (a) Unless otherwise increased pursuant to Section 2.01, the unpaid principal amount of each Loan shall bear interest from the date of such Loan until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the LIBOR Rate in effect from time to time plus two and one quarter percent (2.25%) (the "Interest Rate"), with such interest payable in accordance with Section 2.05(c) below.

                  (b) If an Event of Default shall have occurred and be continuing hereunder, all Loans shall bear interest from the date of such Event of Default, payable on demand, at a rate per annum (the "Default Rate") equal to the sum of three percent (3%) plus the then applicable Interest Rate.

                  (c) Interest on Loans shall accrue from and including the date of any such Loan to but excluding the date of any repayment thereof and shall be payable (i) monthly in arrears for each month on the first Business Day of the next following calendar month and (ii) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

                  (d) All payments of principal and interest under each Note hereunder shall be made to GMAC in immediately available funds. Borrowers agree that the amount shown on the books and records of GMAC as being the aggregate amount of the Loan outstanding under each Note shall be prima facie evidence of the principal amount of such Note then outstanding.

         SECTION 2.06 PAYMENT ON NON-BUSINESS DAYS . Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest on the applicable Note or the fees hereunder, as the case may be.

         SECTION 2.07 INABILITY TO ASCERTAIN THE LIBOR RATE . Notwithstanding any other provision of this Agreement or the Notes to the contrary, if GMAC shall determine in good faith by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, then GMAC shall promptly give notice thereof to Representative, and all outstanding Loans commencing as of the next monthly billing period shall bear interest at the Prime Rate.

         SECTION 2.08 USE OF PROCEEDS . The proceeds of each Loan shall be used solely for financing the purchase of new Mortgaged Property or refinancing of existing parcels of real property owned by the Borrowers with the applicable Note hereunder in accordance with the terms and conditions set forth in Section 2.03.

         SECTION 2.09 EFFECT OF FULL PAYMENT . Upon the full payment and satisfaction of principal and interest of any particular Mortgage Note, the applicable Borrower (other than Capital) obligated on such Mortgage Note shall be released from all liability under this Agreement, the Mortgage Note and the Other Agreements and each corresponding Mortgage securing such Mortgage Note shall be released, it being understood that Capital shall assume all responsibility and obligation of such Borrower to indemnify Lender pursuant to
Section 8.11 herein after full payment of the applicable Borrower's Mortgage
Note.

                                  ARTICLE III
                             CONDITIONS OF LENDING

         SECTION 3.01 CONDITIONS PRECEDENT TO THE ADVANCE OF EACH LOAN . The obligation of GMAC to make any Loan is subject to the condition precedent that GMAC shall have received on or before the day of such Loan all of the following, each dated (unless otherwise indicated) as of the date of such Loan, in each case in form and substance satisfactory to GMAC unless otherwise agreed to by GMAC and Borrowers in writing (collectively, the "Mortgage Loan Documents"):

         (a) Joinder Agreement. Executed original of the Joinder Agreement in the form attached hereto as Exhibit B pursuant to which the owner of each parcel of Mortgaged Property agrees to become a Borrower under this Agreement.

         (b) Mortgage. The Borrower which is the mortgagor will own the respective Mortgaged Property in fee simple and shall execute a Mortgage which when recorded will grant to GMAC a first priority security interest in each parcel of Mortgaged Property to GMAC.

         (c) Mortgage Note. Mortgage Note properly executed on behalf of the applicable Borrower.

         (d) Use of Proceeds. Evidence that the proceeds of the Loan shall be used for the acquisition of a parcel of Mortgaged Property.

         (e) Title Policy. For each parcel of Mortgaged Property, an ALTA mortgagee policy of title insurance, with all premiums having been paid in full, with aggregate liability limits of not less than the Mortgage Loan amount applicable to such Mortgaged Property, insuring GMAC's interest under the mortgage, subject only to such defects and exceptions as will have been approved by GMAC in its sole, absolute discretion and containing such endorsements as GMAC will require. Such title insurance policies will insure that marketable legal title is vested in fee simple absolute or leasehold in the applicable Borrower, that the mortgage or deed of trust constitutes a first lien on the real property acquired or refinanced with the proceeds of such Loan, and that there are no recorded or unrecorded Liens encumbering such property, except such Liens as are approved by GMAC. Notwithstanding the foregoing, to the extent Borrowers elect not to purchase a title insurance policy on behalf of GMAC in accordance with Section 2.01 and the last paragraph of this Section 3.01, the applicable Borrower and Capital shall (i) deliver a collateral assignment of the proceeds of the owner's title policy issued in the name of the applicable Borrower in favor of GMAC pursuant to a collateral assignment, in form and substance acceptable to GMAC and its counsel, and (ii) deliver a title commitment to GMAC, in form and substance acceptable to GMAC and its counsel.

         (f) Survey. Borrowers will have provided to GMAC an ALTA survey with respect to each parcel of Mortgaged Property, with each such survey to be certified to GMAC in form satisfactory to GMAC in its sole, absolute discretion; provided, however, Borrowers may elect to deliver such survey to GMAC within thirty (30) days after the making of any applicable Loan, but only if the applicable title policy will not have a "survey exception" (in which case Borrowers hereby covenant and agree to make such delivery within the aforesaid thirty (30) day time period).

         (g) Appraisal. Borrowers will have provided to GMAC an MAI appraisal with respect to each parcel of Mortgaged Property (including, without limitation, a fee simple appraisal value and a leased fee appraisal value) by an appraiser acceptable to GMAC and, in form and substance acceptable to GMAC; provided, however, Borrowers may elect to deliver such appraisal to GMAC within thirty (30) days after the making of any applicable Loan (in which case Borrowers hereby covenant and agree to make such delivery within the aforesaid thirty (30) day time period).

         (h) Opinion. GMAC will have received an opinion of Borrowers' counsel as to a particular Real Estate Subsidiary in the form attached hereto as Exhibit D prior to making any Loan where such Real Estate Subsidiary is a maker of the applicable Mortgage Note and/or an owner of the applicable Mortgaged Property.

         (i) Environmental Assessment. An environmental assessment report (at the expense of Borrowers), including Phase I and Phase II assessments (when recommended by the Phase I assessment), from a qualified engineering firm or other qualified consultant acceptable to GMAC with respect to an environmental assessment of the Mortgaged Property to be acquired (each an "Environmental Assessment"), in form and substance acceptable to GMAC including, without limitation, environmental condition of such Mortgaged Property acceptable to GMAC.

         (j) Pay-off. Executed Pay-off Letter and evidence of the release of all Liens on each parcel of Mortgaged Property.

         (k) Officers' Certificate. A certificate of the applicable (or respective) Borrower certifying that (i) the representations and warranties contained in Article IV are correct on and as of the date of such Loan as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date, and (ii) no event has occurred and is continuing, or would result from such Loan, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or the lapse of time or both.

         (l) Resolutions. A certified copy of the resolutions of the Board of Directors/Managers of the respective Borrower evidencing approval of this Agreement, the Mortgage, the Note and the other matters contemplated hereby.

         (m) Secretary's Certificate. A signed copy of a certificate of the Secretary or an Assistant Secretary of each Borrower which shall certify to
(i) the Organizational Documents of such Borrower, (ii) Operating Documents of such Borrower, and (iii) the names of the officers of the Borrower authorized to sign this Agreement and the Other Agreements and the certificates to be delivered pursuant to this Agreement, together with the true signatures of such officers. GMAC may conclusively rely on such certificate until it shall receive a further certificate of the Secretary or Assistant Secretary of the applicable Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

         (n) Financing Statements. UCC fixture filings for each parcel of Mortgaged Property.

         (o) Other Agreements. Such other documents, agreements and certificates as GMAC may reasonably request.

         Notwithstanding the requirement to deliver each of the foregoing Mortgage Loan Documents to GMAC prior to the advance of any Mortgage Loan, in the event (i) the taxes and/or fees associated with the recording of any Mortgage exceed $2.00 per $1,000, or (ii) the cost of a lender's title policy for any parcel of Mortgaged Property exceeds $1.20 per $1,000, Borrowers may elect not to record such Mortgage and/or purchase a lender's title policy in favor of GMAC; provided, however, that for such Mortgage Loan, (A) the Borrowers will be subject to the reduction in the Maximum Advance Rate in accordance with Section 2.01 above, and (B) if the taxes or fees associated with recording the Mortgage are not in excess of the amount described in clause (i) above, but the cost of the lender's title policy exceeds the amount described in clause (ii) above, GMAC still may record the Mortgage in the applicable jurisdiction (at Borrower's expense).

         SECTION 3.02 CONDITIONS PRECEDENT TO ALL LOANS . The obligation of GMAC to make each Loan shall be subject to the further conditions precedent that on the date of such Loan:

                           (i)      The representations and warranties
contained in Article IV are correct on and as of the date of such Loan as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;

                          (ii)      No event has occurred and is continuing, or
would result from such Loan, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

                          (iii)     Evidence of a valid first priority lien
and/or security interest in the Mortgaged Property purchased with the proceeds of the Loan except as otherwise specifically provided herein; and

                          (iv)      During the term of this Agreement, no
Borrower shall have further encumbered through non-GMAC financing any parcel of Mortgaged Property.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         Each Borrower, jointly and severally, represents and warrants to GMAC as follows:

         SECTION 4.01 CAPACITY AND POWER . Each Borrower is of due capacity and is a limited partnership, general partnership, limited liability company or corporation duly incorporated or formed, as applicable, validly existing and in good standing under the laws of its respective state of formation and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. Each Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under this Agreement and the Other Agreements.

         SECTION 4.02 AUTHORIZATION OF BORROWING: NO CONFLICT AS TO LAW OR AGREEMENTS . The execution, delivery and performance by each Borrower of this Agreement and the Other Agreements and the borrowings from time to time hereunder have been duly authorized by all necessary action and do and will not
(i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to any Borrower or to the Organizational Documents or Operating Documents of any Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than the respective Mortgage, as applicable) upon or with respect to any of the properties now owned or hereafter acquired by any Borrower.

         SECTION 4.03 LEGAL AGREEMENTS . This Agreement and the Other Agreements, when executed and delivered by each respective Borrower hereunder, will constitute the legal, valid and binding obligation of each Borrower enforceable against such Borrower in accordance with their respective terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or similar laws affecting the enforceability of creditors' rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity).

         SECTION 4.04 SUBSIDIARIES . No Borrower other than Capital has any subsidiaries other than a Borrower or as set forth in Schedule 4.04.

         SECTION 4.05 FINANCIAL CONDITION . Capital has heretofore furnished or will furnish prior to any Loan, certain financial statements of CARS on a consolidated basis to GMAC. Said financial statements fairly present the financial condition of CARS on a consolidated basis as of the dates thereof and the results of their operations for the periods then ended, and were prepared in accordance with generally accepted accounting principles. No Borrower (other than CARS) has (a) any material amount of assets other than the applicable Mortgaged Property owned by such Borrower or (b) any Indebtedness except in favor of GMAC.

         SECTION 4.06 ADVERSE CHANGE . There has been no material adverse change in the business, properties or condition (financial or otherwise) of CARS or any Borrower since the date of the latest financial statement.

         SECTION 4.07 LITIGATION . There are no actions, suits or proceedings pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower or the properties of any Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to such Borrower, would have a material adverse effect on the financial condition, properties, or operations of such Borrower.

         SECTION 4.08 TAXES . Each Borrower has filed all federal, state and local tax returns which are required to be filed, and each Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes are due.

         SECTION 4.09 TITLES AND LIENS . Each Borrower has good and clean title to each parcel of Mortgaged Property.

         SECTION 4.10 REAL PROPERTY COLLATERAL DOCUMENTS . Each Mortgage constitutes a valid and perfected (to the extent recorded in the applicable jurisdiction in which such Mortgaged

Property is located) first priority security interest in favor of GMAC in the respective Mortgaged Property to which such Mortgage relates (except as otherwise permitted by this Agreement).

         SECTION 4.11 OTHER SECURITY INTERESTS . Except for Permitted Encumbrances (as defined in the applicable Mortgage for any Mortgaged Property), there are no security interests or liens encumbering any portion of any Mortgaged Property covered by any Mortgage.

         SECTION 4.12 COMPLIANCE WITH LAWS . Each Borrower is in compliance with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities binding upon or affecting the business, operation or assets of each Borrower including, without limitation, zoning or other ordinances relating to permissive non-conforming uses of property, except to the extent the failure to so comply will not have a material adverse effect on any applicable Borrower or Mortgaged Property owned by such Borrower.

         SECTION 4.13 OTHER AGREEMENTS . Each Borrower makes each of the representations and warranties of each Borrower contained in the Other Agreements to which such Borrower is a party operative and applicable for the benefit of GMAC as if the same were set forth at length herein.

         SECTION 4.14 YEAR 2000 COMPLIANCE . Each Borrower reasonably believes that all computer applications (including those affected by information received from its suppliers and vendors) that are material to the business and operations of any Borrower are Year 2000 Compliant, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

         SECTION 4.15 SOLVENCY . Each Borrower has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is solvent and able to pay its debts as they mature and each Borrower owns property the fair saleable value of which is greater than the amount required to pay each Borrower's Indebtedness. No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Borrower.

         SECTION 4.16 ACCURACY OF INFORMATION . All factual information heretofore or contemporaneously furnished by each Borrower to GMAC for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other factual information (taken as a whole) hereafter furnished by or on behalf of each Borrower to GMAC will be, true and accurate in every material respect on the date as of which such information is dated or certified, and no Borrower has not omitted and will not omit any material fact necessary to prevent such information from being false or misleading.

         SECTION 4.17 WETLANDS . To the best knowledge of the Borrowers, there are no wetlands or similarly protected marsh areas as defined under any federal, state or local law on the Mortgaged Property except as disclosed in the applicable Mortgage for such Mortgaged Property. THE BORROWERS SHALL BE SOLELY RESPONSIBLE FOR AND AGREE TO

INDEMNIFY TRUSTEE AND GMAC AND PROTECT AND DEFEND WITH COUNSEL REASONABLY ACCEPTABLE TO GMAC AND HOLD TRUSTEE AND GMAC HARMLESS FROM AND AGAINST ANY CLAIMS (INCLUDING WITHOUT LIMITATION THIRD PARTY CLAIMS FOR PERSONAL INJURY OR REAL OR PERSONAL PROPERTY DAMAGE), ACTIONS, ADMINISTRATIVE PROCEEDINGS (INCLUDING INFORMAL PROCEEDINGS), JUDGMENTS, DAMAGES, PUNITIVE DAMAGES, PENALTIES, FINES, COSTS, LIABILITIES (INCLUDING SUMS PAID IN SETTLEMENTS OF CLAIMS), INTEREST OR LOSSES, REASONABLE ATTORNEYS' FEES (INCLUDING ANY FEES AND EXPENSES INCURRED IN ENFORCING THIS INDEMNITY), REASONABLE CONSULTANT FEES, AND EXPERT FEES THAT ARISE DIRECTLY OR INDIRECTLY FROM OR IN CONNECTION WITH THE PRESENCE ON THE MORTGAGED PROPERTY OF WETLANDS, TIDELANDS OR SWAMP AND OVERFLOW LANDS, OR ANY BREACH OF THE FOREGOING REPRESENTATION AND WARRANTY. THE PROVISIONS OF THIS SECTION 4.17 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND RECONVEYANCE OF THE MORTGAGED PROPERTY.

         SECTION 4.18 ENVIRONMENTAL MATTERS . The Borrowers, each Subsidiary and, to the best knowledge of Borrowers, any tenant or other occupant of the Mortgaged Property, are in compliance in all material respects with all applicable Environmental Laws and have been issued and will maintain and keep current all required federal, state and local permits, licenses, certificates and approvals. Except as set forth in any Environmental Assessment or on Schedule 4.18 hereto, neither the Borrowers nor, to the best of Borrowers' knowledge after reasonable investigation, any previous owner or operator of the Mortgaged Property or any other Person, (a) has used or is using the Mortgaged Property in violation of any Environmental Law; (b) has managed, generated, stored, released, discharged, treated, or disposed of any Hazardous Material on any portion of the Mortgaged Property in violation of any Environmental Law; or (c) has transferred or released or caused to be transferred or released any Hazardous Material from the Mortgaged Property to any other location in violation of any Environmental Law. Except for Hazardous Materials approved in writing by GMAC for use on the Mortgaged Property or necessary for the routine maintenance of the Mortgaged Property and as used in the ordinary course of the Borrowers' business (or the business of any tenant occupying the Mortgaged Property pursuant to a written lease approved by GMAC), which Hazardous Material shall be used in accordance with all applicable Environmental Laws, the Borrowers covenant that they shall not permit any Hazardous Materials to be brought on to the Mortgaged Property, or if so brought or found located thereon, shall be immediately removed, with proper disposal, and all environmental cleanup requirements shall be diligently undertaken pursuant to all Environmental Laws. Except as set forth in the Environmental Assessment or on Schedule 4.18 hereto, no Borrower nor any Subsidiary has been notified of any pending or threatened action, suit, proceeding or investigation, and no Borrower nor any Subsidiary is aware of any facts, which (i) calls into question, or could reasonably be expected to call into question, compliance by the Borrowers or any Subsidiary or any tenant or other occupant with any Environmental Laws, (ii) seeks, or could reasonably be expected to form the basis of a meritorious proceeding to seek, to suspend, revoke or terminate any license, permit or approval necessary for the operations of the Borrowers' or Subsidiary's or any tenant's or other occupant's business or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Materials, or (iii) seeks to cause, or could reasonably be expected to form the basis of a meritorious proceeding to cause, any property of the Borrowers or any Subsidiary to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Laws. Borrowers, jointly and severally, agree that GMAC shall not assume any liability or obligation for loss, damage, fines, penalties, claims or duty to clean-up or dispose of wastes or materials on or relating to the property of Borrowers regardless of any inspections made by GMAC prior to the consummation of this Agreement or as a result of any conveyance of title to GMAC by foreclosure, deed in lieu of foreclosure, or otherwise. Borrowers, jointly and severally, agree to remain fully liable and to indemnify and hold harmless GMAC from any costs, expenses, clean-up costs, waste disposal costs, litigation costs, fines and penalties, including without limitation those costs, expenses, penalties, fines and other related liabilities under applicable Environmental Laws, except to the extent such costs, expenses, penalties, fines and other related liabilities are directly caused by the gross negligence or wilful misconduct of GMAC.

                                   ARTICLE V
                             AFFIRMATIVE COVENANTS

         So long as any Note shall remain unpaid, the Credit Commitment shall be outstanding or any Borrowers' Liabilities shall be due under this Agreement, the Borrowers and CARS, as applicable, will comply with the following requirements, unless GMAC shall otherwise consent in writing:

         SECTION 5.01 FINANCIAL STATEMENTS . The Borrowers shall deliver to GMAC the following:

                  (a) As soon as available, copies of the periodic Form 10-Q quarterly report or comparable successor report filed by CARS with the Securities and Exchange Commission or any successor agency; provided, that if such report is not made available within forty-five (45) days after the end of each of the first three quarterly accounting periods in each fiscal year of CARS beginning with the quarter ending March 31, 2000, CARS shall immediately deliver to GMAC an internally-prepared balance sheet of CARS and its Subsidiaries on a consolidated and consolidating basis as at the end of such quarter and the related statements of operations and statements of cash flows of CARS and its Subsidiaries on a consolidated and consolidating basis for such quarter and for the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, all in reasonable detail and certified (subject to normal year-end adjustments) as to fairness of presentation, in accordance with GAAP (other than footnotes thereto), by the chief financial officer of CARS;

                  (b) As soon as available, copies of the Form 10-K Annual Report or comparable successor report filed by CARS with the Securities and Exchange Commission or any successor agency; provided, that if such report is not made available within ninety (90) days after the close of each fiscal year of CARS, CARS shall immediately deliver to GMAC a balance sheet and the related consolidated and consolidating statements of operations and stockholders' equity and consolidated and consolidating statements of cash flows of CARS and its Subsidiaries on a consolidated and consolidating basis as of the end of such fiscal year, fairly and accurately presenting the financial condition of CARS and its Subsidiaries on a consolidated basis as at such date and the results of operations of CARS and its Subsidiaries for such fiscal year and setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP consistently applied, and audited by a big-five accounting firm or an accounting firm acceptable to GMAC in its reasonable discretion;

                  (c) Concurrently with the financial statements delivered to GMAC in connection with Section 5.01(b) above, copies of the balance sheet of each lessee (the "Lessee") of each parcel of Mortgaged Property as at the end of each calendar quarter, and the related statements of income, changes in equity and cash flows for such quarter and for the period from the beginning of the then current Fiscal Year through the end of such quarter, certified as true and correct by such Lessee, to the extent received by any Borrower;

                  (d) Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting CARS or any Borrower, which seek a monetary recovery against CARS or any Borrower in excess of $5,000,000, or otherwise having a material adverse effect on the financial condition, business or operations of CARS or the Borrowers taken as a whole;

                  (e) As promptly as practicable (but in any event not later than five (5) business days) after any Borrower obtains knowledge of the occurrence of any event which constitutes an Event of Default or would constitute an Event of Default with the passage of time or the giving of notice, or both, notice of such occurrence, together with a detailed statement by such Borrower of the steps being taken by such Borrower to cure the effect of such event;

                  (f) As soon as practicable and in any event within thirty (30) days after any Borrower knows or has reason to know that any Reportable Event with respect to any plan has occurred, the statement of such Borrower setting forth details as to such Reportable Event and the action which such Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation; and

                  (g) Such other information respecting the financial condition and results of operations of CARS and each Borrower as GMAC may from time to time reasonably request.

         GMAC is hereby authorized to deliver a copy of any such financial or other information delivered hereunder to GMAC (or any affiliate of GMAC), to any governmental authority having jurisdiction over GMAC pursuant to any written request therefor or in the ordinary course of examination of loan files, or to any other Person who shall acquire or consider the assignment of, or acquisition of any participation interest in, any obligation of Borrower permitted by this Agreement.

         SECTION 5.02 BOOKS AND RECORDS; INSPECTION AND EXAMINATION . CARS and each Borrower will keep accurate books of record and account for itself in which true and complete entries will be made in accordance with generally accepted accounting principles consistently applied and, upon prior written request of GMAC, will give any representative of GMAC access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession, to inspect any of its properties (including, but not limited to, performing environmental testing on any parcel of Mortgaged Property at Borrowers' expense (but only if GMAC has reasonable cause to believe such environmental testing is necessary), subject to any reasonable restrictions under the lease governing such Mortgaged Property) and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours and as often as GMAC may reasonably request.

         SECTION 5.03 COMPLIANCE WITH LAWS . Each Borrower will comply with, and cause any tenant of Mortgaged Property to comply with, the requirements of applicable laws and regulations, the noncompliance with which would materially and adversely affect its business or its financial condition.

         SECTION 5.04 PAYMENT OF TAXES AND OTHER CLAIMS . Each Borrower will pay or discharge, or cause any tenant of Mortgaged Property to pay or discharge, all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of any Borrower; provided, that no Borrower shall be required to pay, or cause any third party to pay, any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate legal proceedings.

         SECTION 5.05 MAINTENANCE OF PROPERTIES . Each Borrower will keep and maintain, or cause any tenant of Mortgaged Property to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order.

         SECTION 5.06 INSURANCE. Each Borrower will keep all of its insurable properties adequately insured at its full insurable value at all times with responsible insurance carriers against loss or damage by fire and other hazards to the extent and in the manner as are customarily insured against by similar businesses owning such properties similarly situated. At a minimum, each Borrower will maintain, or cause any tenant of Mortgaged Property to maintain, upon and relating to the Mortgaged Property the following policies of property, liability and casualty insurance, such insurance policies to be in a form reasonably satisfactory to GMAC:

                           a) General public liability insurance at all times with responsible insurance carriers against liability on account of damage to persons and property.

                           b) Insurance under all applicable workers' compensation laws (or in the alternative, maintain required reserves if self-insured for workers' compensation purposes) and against loss by reason of business interruption, such policies of insurance to have such limits, deductibles, exclusions, co-insurance and other provisions providing no less coverages than are maintained by similar businesses that are similarly situated.

                           c) Prior to construction of any improvements being conducted on the Mortgaged Property, an "all-risk", completed value, non-reporting builder's risk insurance policy or policies that provide coverage similar to the foregoing must be submitted to GMAC. This policy must be from a company and in an amount satisfactory to GMAC, must have a vandalism and malicious mischief endorsement and must be sufficient to avoid the application of any co-insurance provisions, must include provisions for a minimum 30-day advance written notice of any intended policy cancellation or non-renewal, and must designate GMAC as mortgagee and loss payee in a standard mortgagee endorsement.

                           d) Each Borrower covenants to maintain or cause to be maintained, by the Borrowers and, during the construction of any improvements on the Mortgaged Property, the general contractor, general accident and commercial general liability insurance against all claims for bodily injury, death or property damage occurring upon, in or about any part of the Mortgaged Property. The policies must be in amounts satisfactory to GMAC. The contractor's policy must include worker's compensation coverage in an amount sufficient to satisfy statutory requirements.

                           e) For any improvement on the Mortgaged Property, and after completion of any construction and in replacement of the builder's risk coverage under Subparagraph 5.06(c) above, an "all-risk" permanent property insurance policy must be in effect, and an original certificate from the issuing insurance company evidencing that the policy is in full force and effect must be submitted to GMAC. The policy must be in an amount satisfactory to GMAC, must eliminate all co-insurance provisions, must include a Replacement Cost and Agreed Amount/Stipulated Value Endorsement, must include a Sinkhole Endorsement, if appropriate, must include provisions for a minimum 30-day advance written notice to GMAC of any intended policy cancellation or non-renewal, and must designate GMAC as mortgagee and loss payee in a standard mortgagee endorsement, as its interest may appear.

                           f) Rent loss/business interruption insurance as to any buildings or structures now or hereafter comprising a part of the Mortgaged Property. The policy must be from a company and in an amount satisfactory to GMAC and must include provisions for a minimum 30-day advance written notice to GMAC of any intended policy cancellation or non-renewal.

                           g) If, and to the extent that, the Mortgaged Property is located within an area that has been or is hereafter designated or identified as an area having special flood hazards as defined in the Federal Flood Disaster Protection Act of 1973, as such act may from time to time be amended and in effect, or pursuant to any other national or state program of flood insurance, Borrowers shall carry flood insurance with respect to the improvements located on such Mortgaged Property in an amount not less than the maximum amount available under the Flood Disaster Protection Act of 1973 and the regulations issued pursuant thereto, as amended from time to time, in form complying with the "insurance purchase" requirement of that Act.

                           h) If, and to the extent that, the Mortgaged Property is located within an area that has been or is hereafter designated or identified as an area having special earthquake hazards, Borrowers shall carry, if required by GMAC, earthquake insurance in such amounts as GMAC shall require.

                           i) Each such liability insurance policy shall name GMAC as an additional insured party with respect to the Mortgaged Property, and each such property insurance policy shall name GMAC as a loss payee subject to the rights of any tenant under leases approved by GMAC, and shall provide by way of endorsements, riders or otherwise that
     (i) proceeds will be payable to GMAC as its interest may appear; (ii) GMAC will be loss payee for all proceeds payable if the proceeds payable are equal to or greater than Five Hundred Thousand Dollars ($500,000) in amount on a per occurrence or claim basis, and such proceeds shall be made available to Borrowers if such proceeds are less than Five Hundred Thousand Dollars ($500,000) so long as no Event of Default shall have occurred; (iii) such insurance policy shall be renewed, if renewal is available, and shall not be canceled and further, shall not be endorsed, altered or reissued to effect a change in coverage in any manner materially adverse to GMAC, for any reason and to any extent whatsoever unless such insurer shall have first given GMAC thirty (30) days' prior written notice thereof; (iv) such insurance policy shall not be impaired by any act or neglect of Borrowers or any use of the Mortgaged Property for purposes more hazardous than are permitted by such policy; and (v) GMAC may, but shall not be obliged to, without waiving or releasing any obligation or default by Borrowers hereunder following notice, make premium payments and take any other action with respect thereto which GMAC deems advisable to prevent any nonrenewal, cancellation, endorsement, alteration or reissuance and such payments shall be accepted by the insurer to prevent same. All sums so disbursed by GMAC, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable, on demand, by Borrowers to GMAC, shall bear interest until paid in full at the interest rate per annum equal to then applicable Interest Rate and shall be additional obligations hereunder secured by the Collateral.

                           j) Borrowers may maintain the insurance coverages required hereunder under a blanket policy or policies. GMAC shall be furnished with the original certificate of insurance and a copy of the policy, if requested by GMAC (or an original certificate and a copy of the blanket policy or such other form as may be acceptable to GMAC with respect to such insurance) coincident with the execution of this Agreement or any Mortgage and satisfactory evidence of renewal thereof not less than thirty (30) days prior to the expiration of the initial or each preceding renewal policy together with receipts or other evidence that the premiums thereon have been paid, with the original of each renewal policy or a certificate with a duplicate of such renewal policy to follow as soon as available or, in any such case, an appropriate broker's certificate in respect thereto. Upon request by GMAC, Borrowers shall furnish to GMAC a statement certified by Borrowers of the amounts of insurance maintained in compliance with this Section 5.06, a general description of the risks covered by such insurance and of the insurance company or companies which carry such insurance. In addition, Borrowers will promptly comply or cause Tenants to promptly comply in all material respects with any requirements of any insurer of any portion of the Mortgaged Property and any and all rules and regulations of any insurance commission or board of fire underwriters having jurisdiction over the Mortgaged Property.

         SECTION 5.07 RESTORATION FOLLOWING CASUALTY. If any acts or occurrences of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, shall result in damage to or loss or destruction of the Mortgaged Property in excess of Five Hundred Thousand Dollars ($500,000.00), Borrowers will give prompt notice thereof to GMAC. If the cost to fully pay for the restoration, repair or replacement (hereinafter called the "Work") of the Mortgaged Property is less than Five Hundred Thousand Dollars ($500,000) in the aggregate, the insurance proceeds shall be made available to Borrowers to restore, repair, replace or rebuild the Mortgaged Property, so long as no Default or Event of Default shall have occurred. If (a) the cost to fully pay for the Work is equal to or greater than Five Hundred Thousand Dollars ($500,000), (b) there are sufficient insurance proceeds or sufficient other amounts available to Borrowers to fully pay for the work and the projected appraised value of the Mortgaged Property upon completion of the Work is equal to or greater than the appraised value of the Mortgaged Property immediately prior to the casualty, (c) no Event of Default shall have occurred and be continuing, (d) neither Borrowers nor the tenant leasing the Mortgaged Property has elected to terminate the Lease of the Mortgaged Property pursuant to the Lease and confirmation of the same has been delivered to GMAC, (e) Borrowers have received and are entitled to continue to receive full rental payments under the Lease throughout the period of the Work, whether such payments are made by the tenant or from rental or business interruption insurance proceeds,
(f) all parties having operating, management or franchise interests in, and arrangements concerning, the Mortgaged Property agree that they will continue their interests and arrangements for the contract terms then in effect following the restoration or repair, (g) all parties having commitments to provide financing with respect to the Mortgaged Property, to purchase Borrowers' interest in full or in part in the Mortgaged Property or to purchase the Borrowers' Liabilities agree in a manner satisfactory to GMAC that their commitments will continue in full force and effect and, if necessary, the expiration of such commitments will be extended by the time necessary to complete the restoration or repair, (h) Borrowers present sufficient evidence to GMAC that the damaged property will be restored prior to the applicable date of maturity of the Mortgage Note relating to the applicable Mortgaged Property, and (i) GMAC will not incur any liability to any other person as a result of such use or release of insurance proceeds, then Borrowers will so certify to GMAC, and will certify that it will, and shall, within 30 days following reaching an agreement with the insurer under the casualty insurance policy relating thereto with regard to the disbursement of insurance proceeds commence and thereafter continue diligently to completion, to restore, repair, replace and rebuild such Mortgaged Property as nearly as possible to its value, condition and character immediately prior to such damage, loss or destruction with such alterations, modifications and/or betterments reasonably deemed necessary or desirable by Borrowers in their business judgment. If the conditions set forth in such certificate of Borrowers are not satisfied with respect to a casualty, or if Borrowers fail to deliver such a certificate to GMAC within 90 days following the casualty, or if Borrowers shall otherwise fail to restore, repair, replace or rebuild such Mortgaged Property as provided herein, the insurance proceeds related thereto shall be promptly paid to GMAC and applied to the outstanding balance of the Borrowers' Liabilities.

         SECTION 5.08 APPLICATION OF PROCEEDS. Insurance proceeds to be used for Work, which proceeds are equal to or greater than Five Hundred Thousand Dollars ($500,000) (the "Insurance Proceeds Threshold Amount") on a per occurrence or claim basis, initially shall be paid to GMAC, and shall be paid out by GMAC to Borrowers from time to time as the Work progresses, subject to the following conditions: (a) prior to the commencement thereof (other than Work to be performed on an emergency basis to protect the Mortgaged Property or prevent interference therewith), an architect or engineer, reasonably approved by GMAC, shall be retained by Borrowers (at Borrowers' expense) and charged with the supervision of the Work; (b) each request for payment by Borrower shall be made on ten (10) days prior notice to GMAC and shall be accompanied by a certificate by an executive officer of Borrowers, stating that: (i) all of the Work completed has been completed in substantial compliance with the plans and specifications therefor; (ii) the sum requested is justly required to reimburse Borrowers for payments by Borrowers to, or is justly due to, the contractor, subcontractors, materialmen, laborers, engineers, architects or other persons rendering services or materials for the Work; and (iii) when added to all sums previously paid out by Borrower, the sum requested does not exceed the value of the Work completed to the date of such certificate; (c) the amount of insurance proceeds remaining in the hands of GMAC or remaining to be disbursed by the applicable insurance company, plus any further reserves agreed to be maintained by Borrower in conformity with GAAP in connection with the Work, will in GMAC's reasonable judgment be sufficient to complete the Work;
(d) each request shall be accompanied by certification by an executive officer of Borrowers or copies of waivers of Lien reasonably satisfactory in form and substance to GMAC covering that part of the Work for which payment or reimbursement is being requested; provided, however, that in the event it is customary practice not to grant such waivers prior to the making of such payments, Borrower shall have obtained affidavits from the parties requesting such payment (i) stating the amount then due and (ii) promising the delivery of the waiver upon the making of the payment; (e) an Event of Default has not occurred and is not continuing since the hazard, casualty or contingency giving rise to payment of the insurance proceeds occurred; (f) in the case of the request for the final disbursement, such request is accompanied by a copy of any certificates of occupancy or other certificate required by any legal requirement to render occupancy of the damaged portion of the Mortgaged Property lawful; and (g) if, in GMAC's reasonable judgment, the amount of such insurance proceeds will not be sufficient to complete the Work (which determination may be made prior to or from time to time during the performance of the Work), Borrowers shall maintain adequate reserves in conformity with GAAP equal to an amount of money which when added to such insurance proceeds will be sufficient, in GMAC's reasonable judgment, to complete the Work. Insurance proceeds to be used for Work, which proceeds are less than the Insurance Proceeds Threshold Amount on a per occurrence or claim basis, initially shall be paid to Borrowers and shall be used by Borrowers to perform such Work in accordance with its certificate delivered pursuant to Section 5.07, with any excess thereof used to repay the Borrowers' Liabilities in accordance with Section 5.07. In the event Borrowers elect to restore, repair, replace or rebuild the Mortgaged Property and subsequently fail to comply with any of the conditions set forth herein to disbursement of insurance proceeds, any proceeds remaining to be disbursed, whether held by Borrowers, GMAC or an insurance company, shall be paid to GMAC and, at its option, applied to the outstanding balance of the Borrowers' Liabilities.

         SECTION 5.09      FINANCIAL COVENANTS.

                  (a) Minimum Debt Service Coverage Ratio. CARS shall maintain a consolidated Debt Service Coverage Ratio of at least 1.50:1.0 measured as of each year end.

                  (b) Maximum Debt to Total Assets Ratio. CARS shall not permit its Debt to Total Assets Ratio to exceed more than seventy-five percent (75%) at any time, measured as of each year end.

         SECTION 5.10 USE OF MORTGAGED PROPERTY . Each parcel of Mortgaged Property will be used, or intended for use, primarily as a facility for the sale or repair of motor vehicles by the lessee of the Mortgaged Property, except as otherwise permitted under the Leases.

         SECTION 5.11 CONDEMNATION--GENERAL . Promptly following the date on which an executive officer of any Borrower obtains knowledge of the institution of any proceeding for the condemnation of all or any portion of the Mortgaged Property owned by such Borrower, such Borrower shall notify Trustee and GMAC of such fact. Such Borrower shall then, unless GMAC waives this requirement, file or defend its claim in respect of such proceeding and prosecute same with due diligence to its final disposition. Such Borrower may be the nominal party in such proceeding but GMAC shall be entitled to participate in same and to be represented therein by counsel of its own choice in the event of a condemnation of all or part of the Mortgaged Property with a value estimated to be in excess of One Hundred Thousand Dollars ($100,000), and such Borrower will deliver or cause to be delivered to GMAC such instruments as may be reasonably requested by it from time to time to permit such participation. All proceeds received from any such condemnation proceeding relating to Mortgaged Property with a value estimated to be in excess of $100,000 shall be paid to GMAC and, except as provided in Section 7.2, applied to reduce the outstanding balance of the Borrowers' Liabilities.

         SECTION 5.12 REBUILDING, RESTORATION AND REPAIR . In the event the cost to fully pay for the restoration, repair or replacement of any Mortgaged Property is less than One Hundred Thousand Dollars ($100,000) in the aggregate, the condemnation proceeds shall be forwarded to Borrowers, so long as no Event of Default shall have occurred. In the event (a) no Event of Default shall have occurred and be continuing, (b) only a portion of such Mortgaged Property is taken, (c) Borrowers elect to rebuild, restore or repair the remaining portion of such Mortgaged Property, (d) the cost of the rebuilding, restoration or repair reasonably estimated by GMAC shall exceed One Hundred Thousand Dollars ($100,00) but be less than One Million Dollars ($1,000,000) ($1,000,000 being the "Condemnation Threshold Amount"), (e) there are sufficient proceeds or other amounts available to Borrowers to fully pay for the rebuilding, restoration or repair of such Mortgaged Property and the projected appraised value of such Mortgaged Property upon completion of the same is equal to or greater than the appraised value of such Mortgaged Property immediately prior to the condemnation, (f) neither the Borrowers nor the lessee leasing such Mortgaged Property has elected to terminate the Lease pursuant to the Lease and confirmation of the same has been delivered to GMAC, (g) Borrowers have received and are entitled to continue to receive full rental payments under the Lease through the period of rebuilding, restoration or repair, whether such payments are made by the lessee or from rental or business interruption insurance proceeds, (h) all parties having operating, management or franchise interests in, and arrangements concerning, such Mortgaged Property agree that they will continue their interests and arrangements for the contract terms then in effect following the restoration, (i) all parties, having commitments to provide financing with respect to such Mortgaged Property, to purchase Borrowers' interest in full or in part in such Mortgaged Property or to purchase the Borrowers' Liabilities agree in a manner satisfactory to GMAC that their commitments will continue in full force and effect and, if necessary, the expiration of such commitments will be extended by the time necessary to complete the restoration, (j) Borrowers present sufficient evidence to GMAC that the applicable Mortgaged Property will be restored to an architectural whole prior to the Maturity Date and (k) GMAC will not incur any liability to any other person as a result of such use or release of proceeds, then Borrowers will so certify to GMAC, and will certify that Borrowers will and shall continue diligently to completion to restore, repair, replace and rebuild such Mortgaged Property as nearly as possible to its value, condition and character immediately prior to such condemnation with such alterations, modifications and/or betterments reasonably deemed necessary or desirable by Borrowers in their business judgment. With the certification described in the preceding sentence, then Borrowers shall deliver to GMAC plans and specifications for such rebuilding, restoration or repair; and Borrowers shall thereafter commence the rebuilding, restoration or repair in accordance with the plans and specifications required pursuant to the preceding provisions within sixty (60) days after the date of the disbursement of the award or settlement, and complete same to the satisfaction of GMAC within a reasonable time thereafter. In the event each of the conditions set forth above in the first sentence of this Section are satisfied except that the cost of rebuilding, restoration or repair is in excess of the Condemnation Threshold Amount, the above provisions shall apply except that the proceeds shall be paid to GMAC and disbursed in accordance with Section 5.06 (with all references to insurance proceeds being revised to refer to condemnation proceeds). Upon completion of such rebuilding, restoration and repair in accordance with the preceding provisions, Borrowers may apply such amount or settlement to the costs of such rebuilding, restoration or repair. If (i) there is a total condemnation of the applicable Mortgaged Property, or (ii) if the cost of rebuilding, restoration or repair is reasonably estimated to be in excess of One Million Dollars ($1,000,000), or
(iii) if Borrowers elect not to rebuild, restore or repair as specified above, or (iv) the requirements set forth above for rebuilding, restoration or repair after a partial condemnation are not met to GMAC's satisfaction, then Borrowers shall pay to GMAC such award or settlement to be applied to reduce the outstanding balance of the Borrowers' Liabilities.

         SECTION 5.13 LEASES. (a) Each Borrower shall promptly and fully keep, observe and perform, or cause to be kept, observed and performed, all of the material terms, covenants, provisions and agreements imposed upon or assumed by any Borrower under any Lease, now or hereafter in effect, including any amendments or supplements to such Leases covering any part of any Mortgaged Property that is affected by the terms, covenants, provisions and agreements imposed upon or assumed by any Borrower in such Leases and no Borrower will do or fail to do, or permit or fail to permit to be done, any act or thing, the doing or omission of which will give any party a right to terminate any of such Leases or, in the case of any tenant, to abate the rental or other material payment due thereunder;

         (b) If any Borrower shall, in any manner, fail to comply with subsection (a) above, Borrowers agree that GMAC may (but shall not be obligated to) take, upon ten (10) days' written notice to Representative (or upon lesser notice, or without notice, if GMAC reasonably deems that the same is required to protect its interest in any parcel of Mortgaged Property), any action which GMAC shall reasonably deem necessary or desirable to keep, observe and perform or cause to be kept, observed or performed any such terms, covenants, provisions or agreements and to enter upon any parcel of Mortgaged Property and take all action thereon as may be necessary therefor, or to prevent or cure any default by any Borrower in the performance of or compliance with any of any Borrower's covenants or obligations under said Leases. GMAC may rely on any notice of default received from any tenant unless, in connection with any such default or alleged default Borrowers in good faith notify GMAC of Borrowers' election to contest such default by appropriate procedures and diligently pursues such contest. Borrowers shall promptly deliver to GMAC a copy of any notice relating to defaults received from any tenant that is a party, or the trustee, receiver or successor for or to a party, to any of said Leases. GMAC may expend such sums of money as are reasonable and necessary for any such purposes, and Grantor hereby agrees to pay to GMAC, immediately upon demand, all sums so expended by GMAC, together with interest thereon from the date of such payment at the Default Rate, and until so paid by Borrowers, all sums so expended by GMAC and the interest thereon shall be added to Borrowers' Liabilities secured by the Mortgages; and

         (c) No Borrower will, without the prior written consent of GMAC, which consent shall not be unreasonably withheld, conditioned or delayed, amend, modify, terminate or cancel any of the Leases of any part of any parcel of Mortgaged Property; provided, however, notwithstanding the foregoing, Borrowers may modify or amend (i) a Lease without the prior written approval of GMAC so long as such amendment or modification does not materially diminish any Borrower's rights or benefits under such Lease; and (ii) a Lease with a third-party tenant (not affiliated with any Borrower) without the prior written approval of GMAC, so long as such modification or amendment is made in the ordinary course of Borrowers' business.

                                   ARTICLE VI
                               NEGATIVE COVENANTS

         So long as any Note shall remain unpaid, GMAC shall have any Credit Commitment hereunder, or any Borrowers' Liabilities shall be due under this Agreement, each Borrower agrees that, without the prior written consent of
GMAC:

         SECTION 6.01 CONSOLIDATION AND MERGER . No Borrower shall (i) dissolve or liquidate or materially amend or modify its Organizational Documents; (ii) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any of its assets (whether now owned or hereafter acquired) to any Person; provided, however, that (a) the foregoing restriction of this clause (ii) shall not apply to Capital (except to the extent prohibited by clause (iii) below) and (b) assets may be transferred from one Borrower to another Borrower and any such transfers involving Mortgaged Property may only be made upon the receipt by GMAC of agreements, instruments and documents deemed necessary by GMAC to protect its interest hereunder; (iii) alone or together with one or more Affiliates convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of any Borrower (whether now owned or hereafter acquired) to any Person except as otherwise permitted herein or by the Mortgage; (iv) sell, convey or pledge or encumber any of its capital stock, equity interests, or the securities to any Person; provided, however, that the foregoing restriction of this clause (iv) shall not apply to Capital (except to the extent an Event of Default arises under Section 7.01(g) below); (v) engage in any transaction out of the ordinary course of business; or (vi) merge or consolidate with any Person.

         SECTION 6.02 RESTRICTIONS ON FURTHER ENCUMBRANCES OR INDEBTEDNESS ON REAL ESTATE . No Borrower will create or suffer to exist, any Lien, other charge or encumbrance or permit any other Indebtedness to be incurred through non-GMAC financing with respect to any now owned or hereafter acquired Mortgaged Property, other than (a) the liens of GMAC created under the Loan Documents and (b) leasehold trusts or mortgages permitted under the terms of applicable tenant Leases which do not adversely impact GMAC's interest in the Mortgaged Property.

         SECTION 6.03 MANAGEMENT FEES . No Borrower shall pay any management, service, consulting or similar fee (i) upon the occurrence of an Event of Default or (ii) in excess of one percent (1%) of total rental income for any parcel of Mortgaged Property; provided, however, that GMAC reserves the right to require any recipient of such fees and any applicable Borrower deemed necessary by GMAC to enter into a subordination agreement in the form of Exhibit C attached hereto and made a part hereof (and otherwise in form and substance acceptable to GMAC).

                                  ARTICLE VII
                     EVENTS OF DEFAULT, RIGHTS AND REMEDIES

         SECTION 7.01 EVENTS OF DEFAULT . "Events of Default," wherever used herein, means any one of the following events:

                  (a) Default in the payment of any interest on any Note or this Agreement when it becomes due and payable or default in payment of the principal of any Note or this Agreement when it becomes due and payable, in each case if such default continues for five (5) days after written notice from GMAC;

                  (b) Any representation or warranty made by any Borrower in this Agreement or by any Borrower (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement or application related to this Agreement, shall prove to have been incorrect in any material respect when made;

                  (c) (i) a default in the performance, or breach, of any material covenant or agreement of any Borrower in this Agreement or in the Other Agreements or (ii) a default in the performance, or breach, of any non-material covenant or agreement of any Borrower in this Agreement or in the Other Agreements and, in each of clause (i) and (ii) above, such default continues after twenty (20) days written notice from GMAC, provided, however, that if such default described in clause (ii) above is curable and Borrowers are diligently proceeding toward a cure, such twenty (20) days will be extended to sixty (60) days;

                  (d) CARS or any Borrower shall be adjudicated bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or CARS or any Borrower shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of CARS or such Borrower and such appointment shall continue undischarged for a period of sixty (60) days; or a petition shall be filed by CARS or any Borrower under the United States Bankruptcy Code naming CARS or any Borrower as debtor thereunder or any such petition shall be filed against CARS or any Borrower and shall remain undismissed for a period of sixty (60) days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of CARS or any Borrower and such judgment, writ, or similar process shall not be released, vacated or fully bonded within sixty (60) days after its issue or levy;

                  (e) The rendering against CARS or any Borrower of a final judgment, decree or order for the payment of money in excess of $5,000,000 or such other amount having a material adverse effect on any Borrower or any Mortgaged Property, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of sixty (60) consecutive days without a stay of execution;

                  (f) Any Reportable Event, which GMAC determines in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing sixty (60) days after written notice to such effect shall have been given to the Representative by GMAC; or any Plan shall have been terminated, or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or

                  (g) (i) any Person other than CARS shall hold more than 49% of the limited or general partnership interests in Capital, (ii) any Person other than CARS shall be a general partner of Capital or (iii) any Person other than Capital or CARS (or a Subsidiary of either of Capital or CARS) shall be a manager or general partner of any other Borrower.

         SECTION 7.02 RIGHTS AND REMEDIES . Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured to the written satisfaction of GMAC, GMAC may exercise any or all of the following rights and remedies:

                  (a) GMAC may, by notice to the Representative, declare the Credit Commitment to be terminated, whereupon the same shall forthwith terminate;

                  (b) GMAC may, by notice to the Representative, declare the entire unpaid principal amount of each Note then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon each Note, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower;

                  (c) GMAC may, without notice to any Borrower and without further action, apply any and all money owing by GMAC to any Borrower to the payment of the principal amounts of each Note then outstanding, including interest accrued thereon, and of all other sums then owing by the Borrowers hereunder, all in such order as GMAC shall determine; and

                  (d) GMAC may exercise and enforce its rights and remedies under this Agreement and the Other Agreements and any and all other rights and remedies available under law or at equity.

                                  ARTICLE VIII
                                 MISCELLANEOUS

         SECTION 8.01 NO WAIVER; CUMULATIVE REMEDIES . No failure or delay on the part of GMAC in exercising any right, power or remedy hereunder or under the Other Agreements shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any Mortgage. The remedies herein and in the Other Agreements provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 8.02 AMENDMENTS, ETC. No amendment, modification, termination or waiver of any provision of this Agreement, or the Other Agreements or consent by any Borrower to any departure therefrom shall be effective unless the same shall be in writing and signed by GMAC and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances.

         SECTION 8.03 ADDRESSES FOR NOTICES, ETC. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for hereunder and under the Other Agreements shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by confirmed facsimile (with a copy sent via mail in the aforesaid manner) to the applicable party at its address indicated below:

         If to any Borrower:

         Capital Automotive, L.P.
         1420 Spring Hill Road, Suite 525
         McLean, Virginia  22102
         Attn:  Treasurer and General Counsel
         Telecopy No. (703) 288-3375

         With a copy to:

         Winston & Strawn
         1400 L Street NW
         Washington DC  20005-3502
         Attn:  Richard F. Williamson, Esq.
         Telecopy No. (202) 371-5950

         If to GMAC:

         General Motors Acceptance Corporation
         General Motors Building
         Mail Code 482-103-130
         3044 West Grand Boulevard
         Detroit, Michigan  48202
         Attn:  David E. Ehlers
         Telecopy No. (313) 974-7683

         With a copy to:

         General Motors, Legal Staff
         New Center One Building
         3031 West Grand Blvd.
         P.O. Box 33121
         Detroit, Michigan  48202
         Attn:  John Bellaver, Esq.
         Telecopy No. (313) 974-1496

         With a copy to:

         Vedder, Price, Kaufman & Kammholz
         222 North LaSalle Street
         Chicago, Illinois  60601
         Attn:  Michael A. Nemeroff, Esq.
         Telecopy No. (312) 609-5005
or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when received, be effective.

         SECTION 8.04 COSTS AND EXPENSES . The Borrowers agree to pay on demand all costs and expenses of GMAC in connection with the preparation of this Agreement and the Other Agreements (and all subsequent transactions and Loans contemplated hereby), including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for GMAC with respect thereto, provided, however, that Borrowers shall not be required to pay more than $150,000 in legal fees during any one year period commencing on the date of this Agreement and on each anniversary thereof. The Borrowers further agree to pay on demand all out-of-pocket expenses of legal counsel retained by GMAC in connection with the enforcement of this Agreement and the Other Agreements and documents to be delivered hereunder and thereunder.

         SECTION 8.05 EXECUTION IN COUNTERPARTS . This Agreement and the Other Agreements may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or the Other Agreements, as the case may be, taken together, shall constitute but one and the same instrument.

         SECTION 8.06 BINDING EFFECT; ASSIGNMENT . This Agreement and the Other Agreements shall be binding upon and inure to the benefit of each Borrower and GMAC and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of GMAC.

         SECTION 8.07 GOVERNING LAW . This Agreement and the Other Agreements (except to the extent specifically set forth in any such Other Agreement) shall be governed by, and construed in accordance with, the laws of the State of Michigan without regard to conflict of laws principles.

         SECTION 8.08 SEVERABILITY OF PROVISIONS . Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

         SECTION 8.09 HEADINGS . Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         SECTION 8.10 VENUE AND WAIVER OF JURY TRIAL . The parties agree that all actions or proceedings arising in connection with this Agreement and the Other Agreements shall be tried and litigated only in the state and federal courts located in the State of Michigan or, at the sole option of GMAC, in any other court in which GMAC shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy. All the parties to this Agreement waive any right each may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 8.10. All the parties to this Agreement hereby further jointly and severally waive any right to trial by jury

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with respect to any action, claim, suit or proceeding in respect of or relating to this Agreement or any Other Agreement and/or any relationship between GMAC and any Borrower.

         SECTION 8.11 INDEMNIFICATION BY BORROWERS . Borrowers hereby agree, jointly and severally, to indemnify, defend and hold GMAC, and its directors, officers, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, deficiencies, judgments, penalties or expenses imposed on, incurred by or asserted against any of them, whether direct, indirect or consequential, arising out of or by reason of any litigation, investigations, claims or proceedings (whether based on any federal, state or local laws or other statutes or regulations, including, without limitation, securities, environmental or commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) commenced or threatened, which arise out of or are in any way based upon the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any Other Agreement, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission to act, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel reasonably incurred in connection with any such litigation, investigation, claim or proceeding, provided that Borrowers shall have no obligation hereunder with respect to indemnified liabilities arising from (i) any claim by GMAC which arises solely from the actions or omissions to act of GMAC and was not caused by any breach of this Agreement or any Other Agreement by any Borrower, or (ii) the gross negligence or willful misconduct of GMAC or any of its agents, designees or attorneys in fact. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrowers shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified matters incurred by GMAC. If, at the time of the payment in full of Borrowers' Liabilities, any claim or claims are pending or threatened against GMAC, or its directors, officers, agents, employees or counsel, the foregoing indemnity shall survive the payment of Borrowers' Liabilities and the termination of this Agreement, and Capital hereby agrees to remain fully liable to GMAC for the indemnity obligation with respect to such claim. All of the foregoing costs and expenses shall be part of Borrowers' Liabilities, payable upon demand, and secured by the Mortgaged Property.

         SECTION 8.12 JOINT AND SEVERAL LIABILITY . Each Borrower acknowledges and agrees that this Agreement has been entered into as an agreement among Borrowers and GMAC for the benefit of, and at the request of, Borrowers jointly and severally. Except as specifically set forth herein, the liability of each Borrower under this Agreement and the other agreements in general shall be joint and several, and each reference herein to the Borrowers shall be deemed to refer to each such Borrower. In furtherance and not in limitation of GMAC's rights and remedies hereunder or at law, GMAC may proceed under this Agreement and the other agreements against any one or more of the Borrowers in its absolute and sole discretion for any of the obligations of the Borrowers or any other liability or obligation of the Borrowers arising hereunder.

         SECTION 8.13 REIMBURSEMENT AMONG BORROWERS . To the extent that any Borrower other than Capital shall be required to pay a portion of any Borrower's Liabilities created under

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

this Agreement of any other Borrower which shall exceed the amount of loans, advances or other extensions of credit received by any such Borrower and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess pro rata, based on their respective net worth as of the date hereof. This Section 8.15 is intended only to define the relative rights of the Borrowers among the Borrowers and nothing set forth in this Section 8.15 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay the obligations of the Borrowers to GMAC as and when the same shall become due and payable in accordance with the terms hereof.

         SECTION 8.14 APPOINTMENT OF CAPITAL AS REPRESENTATIVE . Each Borrower hereby jointly and severally appoints Capital, with full power of substitution, as agent and attorney-in-fact for all Borrowers (in such capacity, the "Representative"), with full authority to receive or provide notices on behalf of each Borrower and to execute and deliver on behalf of any or all Borrowers (in the name of Capital as Representative hereunder and/or the name of such Borrowers) any modifications, alterations, amendments or waivers of this Agreement or any Other Agreement and to take any other action and execute any other instrument or document on behalf of and in the name of any Borrower as shall be deemed appropriate by Representative. The Borrowers hereby jointly and severally ratify and approve all actions taken, and documents or instruments executed and delivered, by Representative on behalf of any of them hereunder.

                            [SIGNATURE PAGE FOLLOWS]

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                      (SIGNATURE PAGE TO CREDIT AGREEMENT)

         IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                 GENERAL MOTORS ACCEPTANCE CORPORATION

                                 By:   /s/ Jeffrey G. McLeod
                                    ------------------------
                                     Its:  Vice President - National Accounts
                                         ------------------------------------

                                 CAPITAL AUTOMOTIVE, LP, A DELAWARE LIMITED
                                 PARTNERSHIP

                                 By:  Capital Automotive REIT, a Maryland
                                      real estate investment trust
                                      Its: General Partner

                                      By: /s/ Peter C. Staaf
                                         -------------------
                                            Its: Vice President and Treasurer
                                                -----------------------------

[Exhibits and Schedules intentionally omitted.]